SIXTH AMENDMENT
TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS SIXTH AMENDMENT effective as of January 1, 2013, to the Fund Administration Servicing Agreement dated as of August 15, 2005, as amended June 8, 2007, October 8, 2007, August 14, 2009, February 12, 2010 and July 27, 2010 (the "Agreement"), is entered into by and between Intrepid Capital Management Funds Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees and the length of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 10. Term of Agreement; Amendment, shall be superseded and replaced with the following:

10.  Term of Agreement; Amendment; Early Termination

This Agreement shall become effective as of January 1, 2013 and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by either party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board.

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the three year term, the trust agrees to pay the following fees:

a) All monthly fees through the life of the Agreement; including the repayment of any negotiated discounts;
b) All fees associated with converting services to a successor service provider;
c) All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d) All out-of-pocket costs associated with a-c above

10/2012

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

INTREPID CAPITAL MANAGEMENT FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Mark F. Travis	By: /s/ Michael R. McVoy

Name: Mark F. Travis	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

10/2012

Amended Exhibit B
to the Fund Administration Servicing Agreement

Intrepid Capital Funds, Inc. FUND ADMINISTRATION & COMPLIANCE SERVICES FEE SCHEDULE Effective January 1, 2013

Domestic Funds

Annual Fee Based Upon Average Net Assets Per Fund Complex*

 [   ] basis points on the first $[   ] billion
 [   ] basis points on the next $[   ] billion
 [   ] basis points on the balance

 Minimum annual fee:  $[   ]*

*Minimum annual fee is based on four funds, with one additional share class for three of the funds.

Fees are billed monthly.

* Subject to CPI increase, Milwaukee MSA.

Out-Of-Pocket Expenses
Including but not limited to postage, stationary, programming, special reports, third-party data provider costs, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from board of directors meetings, third party auditing and legal expenses, Section 15(c) reporting, wash sales reporting (GainsKeeper), and conversion expenses (if necessary).

Additional Services
Available but not included are the following services- USBFS legal administration (e.g., registration statement update), daily performance reporting, daily compliance testing (Charles River), electronic board materials, and additional services mutually agreed upon.

10/2012

Amended Exhibit B (continued)
to the Fund Administration Servicing Agreement – Intrepid Capital Services

CHIEF COMPLIANCE OFFICER SUPPORT SERVICES at May 1, 2010

Chief Compliance Officer Support Services

U.S. Bancorp Fund Services, LLC provides support to the Chief Compliance Officer (CCO) of each fund serviced either by U.S. Bancorp Fund Services, LLC or Quasar Distributors, LLC.  Indicated below are samples of functions performed by USBFS in this CCO support role:

•  Business Line Functions Supported
        •  Fund Administration and Compliance
        •  Transfer Agent and Shareholder Services
        •  Fund Accounting
        •  Custody Services
        •  Securities Lending Services
        •  Distribution Services
•  CCO Portal – Web On-line Access to Fund CCO Documents
•  Daily Resource to Fund CCO, Fund Board, Advisor
•  Provide USBFS/USB Critical Procedures & Compliance Controls
•  Daily and Periodic Reporting
•  Periodic CCO Conference Calls
•  Dissemination of Industry/Regulatory Information
•  Client & Business Line CCO Education & Training
•  Due Diligence Review of USBFS Service Facilities
•  Quarterly USBFS Certification
•  Board Meeting Presentation and Board Support
•  Testing, Documentation, Reporting

Annual Fee Schedule*
• $[   ] per service per year

Fees are billed monthly.

*Subject to annual CPI increase, Milwaukee MSA.

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